UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 16, 2024
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On January 16, 2024, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the third quarter of fiscal 2024 for the period ended November 30, 2023. The information regarding the financial results for the third fiscal quarter ended November 30, 2023 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On January 16, 2024, the Company issued a news release to report its financial results for the third quarter of fiscal 2024 for the period ended November 30, 2023. To review the full financial results, please view the Company’s recent 10-Q filing at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q3 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $6.14 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data) which was a decrease of $5.26 million or 46% compared to Q3 2023;
●	Reported quarterly decrease in Telecommunications Products & Services business revenue of $4.22 million or 41% compared to Q3 2023;
●	Reported quarterly Big Data revenue of $.01 million compared to $.19 million in Q3 2023;
●	Reported quarterly SMS & MMS business revenue of $.01 million compared to $.87 million in Q3 2023;
●	Reported quarterly cost of revenue of $5.50 million which was a decrease of $5.04 million or 48% compared to Q3 2023;
●	Reported a gross profit of $.64 million which was a decrease of $.22 million or 26% compared to Q3 2023;
●	Reported quarterly loss of $1.94 million which was a decrease of $0.58 million or 23% compared to Q3 2023;
●	Basic and Diluted loss per share of $0.04 versus a loss per share of $0.06 for Q3 2023;
●	On November 30, 2023, FingerMotion had $1,934,565 in cash and cash equivalents, a working capital surplus of $12,510,848 and a positive shareholders equity of $12,636,828;
●	Total Assets were $17.57 million, Total Current Liabilities were $4.92 million and Total Liabilities were also $4.92 million; and
●	52,545,350 common shares were issued and outstanding as of November 30, 2023.

The Company experienced a challenging market in all its business segments. Despite the market challenges, Q3 2024 compared to Q3 2023 gross margins improved from 7.5% to 10.4% reflecting improved management of our diversified product line. The Company is confident a recovery in revenues will ensue looking at how essential the Company’s suite of products and services are woven into the fabric of the Chinese economy. The regulatory climate has had a notable impact on the SMS and MMS business, but the Company is adapting its approach to regulatory changes to uncover alternative revenues for growth in this business segment. The Big Data business is evolving with our existing partners with the ultimate goal of a large-scale commercialization of this business expected in the coming years. Our behavioral algorithms have become entrenched in our partners validation of their product models and demonstrate that a commercialization would likely be structured as a profit-sharing deal.

“The numbers do not reflect the optimism that management sees going forward,” said Martin Shen, CEO of FingerMotion Inc. “We were looking for positive cash flow from our diversification into new business segments by the end of the quarter, but missed the cutoff. Exciting new business segments are underway in the current quarter that could improve revenues, margins, and get us close to our goal of profitability. We are building this business for the long term and innovate our way out of market challenges.”

General and administrative expenses increased by $620,385 or 38% during the quarter which was a result of an increase in a range of costs related to Company administration. Research and development expenses dropped to $176,119 during the quarter which 2% lower due to savings from data access fees charged by the telecom companies.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)                    Exhibits

Exhibit	Description
99.1	News Release dated January 16, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: January 16, 2024	By:	/s/ Martin J. Shen
Martin J. Shen
CEO